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EXHIBIT 12.2 COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

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
                                                          Fiscal Year Ended
                                                       -----------------------
                                                       April 29,      April 24,
                                                         2000           1999
                                                       --------       --------
Earnings
     Income (loss) before income taxes and minority
       interests                                           52.6           28.1
     Interest expense                                      58.2           55.5
     Amortization of deferred financing costs               1.9            2.1
     Rental expense interest component                      3.4            3.7
                                                       --------       --------

       Earnings                                           116.1           89.4
                                                       ========       ========

Fixed Charges:
     Interest expense                                      58.2           55.5
     Amortization of deferred financing costs               1.9            2.1
     Rental expense interest component                      3.4            3.7
                                                       --------       --------

       Fixed charges                                       63.5           61.3
                                                       ========       ========

Ratio of earnings to fixed charges                          1.8            1.5
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